Exhibit 99.3

CONSENT OF MICHAEL LYNTON

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named in the Registration Statement on Form S-1 of Ares Management, L.P. (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the general partner of the Company upon completion of the initial public offering of the Company’s common units representing limited partner interests, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ MICHAEL LYNTON
Michael Lynton

Dated: April 9, 2014